CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,477,300	$1,091.88

PRICING SUPPLEMENT NO. 2306 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated March 27, 2014

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

$8,477,300 Linked to the Russell 2000® Index due March 31, 2016

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific index (the "Index"). The Securities are designed for investors who believe that the level of the Index will remain flat or increase during the term of the Securities. If the Index closes at or above the Initial Index Level on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Index closes below the Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the Index Closing Level on any Observation Date is equal to or greater than the Initial Index Level. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the level of the Index does not close below the Trigger Level on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the level of the Index closes below the Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	March 27, 2014
	Original Issue Date (Settlement Date)	March 31, 2014
	Observation Dates[1]	Quarterly (see page 4)
	Final Valuation Date[1]	March 24, 2016
	Maturity Date[1]	March 31, 2016
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Call Feature" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-8-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-8-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index	Call Return Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index	8.00% per annum	1,151.4406	832.84, which is 72.33% of the Initial Index Level	48127F509	US48127F5098

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-8-I dated May 17, 2013, underlying supplement no. 1-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-8-I, will supersede the terms set forth in product supplement no. UBS-8-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-8-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Russell 2000® Index	$8,477,300	$10	$127,159.50	$0.15	$8,350,140.50	$9.85

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-28 of the accompanying product supplement no. UBS-8-I.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.762 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-8-I dated May 17, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-8-I and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-8-I dated May 17, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313003088/crt_dp38353-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-8-I, the "Index Closing Level" of the Index or any relevant successor index (as defined in the accompanying product supplement no. UBS-8-I) on any relevant day will equal the closing level of the Index or that successor index, as applicable, as published by Bloomberg Professional® service with respect to that day.  Currently, Bloomberg Professional® service publishes the closing level of the Index to four decimal places, whereas Russell Investment Group ("Russell"), the index sponsor of the Index, publishes the official closing level of the Index to six decimal places.  As a result, the closing level of the Index published by Bloomberg Professional® service will likely be slightly different from the official closing level of the Index published by Russell.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Index.

♦You believe the Index will close at or above the Initial Index Level on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the level of the Index and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Index.

♦You are willing to invest in the Securities based on the Trigger Level indicated on the cover hereof.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Index.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Index.

♦You are not willing to invest in the Securities based on the Trigger Level indicated on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-8-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Index	Russell 2000® Index
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	24 months, unless called earlier
Call Feature	The Securities will be called if the Index Closing Level on any Observation Date is equal to or greater than the Initial Index Level. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1]	June 26, 2014 September 26, 2014 December 26, 2014 March 26, 2015 June 26, 2015 September 28, 2015 December 28, 2015 March 24, 2016 (Final Valuation Date)
Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon the rate of 8.00% per annum.
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return. The table below reflects the Call Return rate of 8.00% per annum.
Observation Date[1]	Call Settlement Dates[1]	Call Return (numbers below reflect the rate of 8.00% per annum)	Call Price (per $10)
June 26, 2014	June 30, 2014	2.00%	$10.20
September 26, 2014	September 30, 2014	4.00%	$10.40
December 26, 2014	December 30, 2014	6.00%	$10.60
March 26, 2015	March 30, 2015	8.00%	$10.80
June 26, 2015	June 30, 2015	10.00%	$11.00
September 28, 2015	September 30, 2015	12.00%	$11.20
December 28, 2015	December 30, 2015	14.00%	$11.40
March 24, 2016 (Final Valuation Date)	March 31, 2016 (Maturity Date)	16.00%	$11.60
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Index Level is equal to or greater than the Trigger Level, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the Final Index Level is less than the Trigger Level, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Index Return)

Accordingly, you will incur a loss proportionate to the negative Index Return and will lose some or all of your investment.

Index Return	(Final Index Level - Initial Index Level) Initial Index Level
Initial Index Level	1,151.4406, which was the Index Closing Level on the Trade Date
Final Index Level	The Index Closing Level on the Final Valuation Date
Trigger Level	832.84, which is 72.33% of the Initial Index Level
[1]	See footnote 1 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The Initial Index Level is determined and the Trigger Level is finalized.

Observation Dates

The Securities will be called if the Index Closing Level on any Observation Date is equal to or greater than the Initial Index Level.

If the Securities are called, JPMorgan Chase will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return rate.

Maturity Date

The Final Index Level is determined as of the Final Valuation Date.

If the Securities have not been automatically called and the Final Index Level is equal to or greater than the Trigger Level, JPMorgan Chase will repay the principal amount: equal to $10.00 per Security.

If the Securities have not been automatically called and the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Index; equal to a return of:

$10 × (1 + Index Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-8-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Securities.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Securities.  You should consult your tax adviser regarding the potential application of these proposed regulations.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-8-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the Index Closing Level has declined below the Trigger Level on the Final Valuation Date, you will be fully exposed to any depreciation of the Index from the Initial Index Level to the Final Index Level and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Index Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Index Level is less than the Initial Index Level and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Index at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Level is above the Trigger Level. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the Index closes below the Trigger Level on the Final Valuation Date, Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the Final Index Level is below the Trigger Level and applies only if you hold your Securities to maturity.
♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation of the Index, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the Index Closing Level at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in the Index. Even though you will not participate in any potential appreciation of the Index, you may be exposed to the Index's downside market risk if the Securities are not called.
♦	The Probability That the Final Index Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — "Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the level of the Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate depends in part on this expected volatility. However, the Index's volatility can change significantly over the term of the Securities. The level of the Index for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the per annum return of 8.00% could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-8-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Equity Securities Included in the Index — Investing in the Securities is not equivalent to investing in the equity securities included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the equity securities included in the Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor of the Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Equity Securities Included in the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities included in the Index and received the dividends on those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the Index Closing Level on the Observation Dates without taking into consideration the value of dividends on the equity securities included in the Index.
♦	No Assurances of a Flat or Bullish Environment: — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Index and could affect the level of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Level of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index may adversely affect the level of the Index and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index Closing Level on an Observation Date, determining if the Securities are to be automatically called, calculating the Index Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-8-I.

Risks Relating to Securities Linked to the Index

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following information (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	24 months (unless earlier called)
Initial Index Level:	1,151.4406
Call Return Rate:	8.00% per annum (or 2.00% per quarter)
Observation Dates:	Quarterly
Trigger Level:	832.84 (which is 72.33% of the Initial Index Level)

Example 1 — Securities Are Called on the First Observation Date

Index Closing Level at first Observation Date:	1,250.00 (at or above Initial Index Level, Securities are called)
Call Price (per Security):	$10.20

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.20 per $10.00 principal amount (2.00% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Index Closing Level at first Observation Date:	1,150.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	1,100.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	1,250.00 (at or above Initial Index Level, Securities are called)

Call Price (per Security):	$11.60

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.60 per $10.00 principal amount (16.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Index Level Is At or Above the Trigger Level

Index Closing Level at first Observation Date:	1,150.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	1,100.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	832.84 (below Initial Index Level, but at or above Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Index Level is above or equal to the Trigger Level, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities Are NOT Called and the Final Index Level Is Below the Trigger Level

Index Closing Level at first Observation Date:	1,050.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at second Observation Date:	1,000.00 (below Initial Index Level, Securities NOT called)
Index Closing Level at third to seventh Observation Dates:	Various (all below Initial Index Level, Securities NOT called)
Index Closing Level at Final Valuation Date:	460.58 (below Initial Index Level and Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Index Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Index Level is below the Trigger Level, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low Index Closing Levels of the Russell 2000® Index, based on daily Index Closing Levels as reported by Bloomberg Professional® service ("Bloomberg"), without independent verification. Although Russell publishes the official closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only four decimal places. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013. Partial data is provided for the first calendar quarter of 2014. The Index Closing Level on March 27, 2014 was 1,151.4406. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/1/2010	3/31/2010	690.3033	586.4910	678.6432
4/1/2010	6/30/2010	741.9222	609.4860	609.4860
7/1/2010	9/30/2010	677.6415	590.0336	676.1390
10/1/2010	12/31/2010	792.3469	669.4503	783.6474
1/1/2011	3/31/2011	843.5486	773.1838	843.5486
4/1/2011	6/30/2011	865.2910	777.1970	827.4289
7/1/2011	9/30/2011	858.1133	643.4214	644.1555
10/1/2011	12/31/2011	765.4319	609.4905	740.9161
1/1/2012	3/31/2012	846.1288	747.2754	830.3013
4/1/2012	6/30/2012	840.6257	737.2407	798.4874
7/1/2012	9/30/2012	864.6969	767.7510	837.4498
10/1/2012	12/31/2012	852.4945	769.4830	849.3495
1/1/2013	3/31/2013	953.0676	872.6049	951.5424
4/1/2013	6/17/2013	999.9851	901.5129	977.4754
7/1/2013	9/30/2013	1,078.4086	989.5352	1,073.7865
10/1/2013	12/31/2013	1,163.6373	1,043.4595	1,163.6373
1/1/2014	3/27/2014*	1,208.6508	1,093.5936	1,151.4406

*As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 27, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the daily performance of the Index from January 2, 2004 through March 27, 2014, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Level, equal to 72.33% of the Index Closing Level on March 27, 2014.

Past performance of the Index is not indicative of the future performance of the Index.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-17 of the accompanying product supplement no. UBS-8-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Index" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.